Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
155 NORTH WACKER DRIVE CHICAGO, ILLINOIS 60606-1720 TEL: (312) 407-0700 FAX: (312) 407-0411 www.skadden.com February 28, 2020

FIRM/AFFILIATE
OFFICES

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BOSTON

HOUSTON

LOS ANGELES

NEW YORK

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

Apartment Investment and Management Company

4582 S. Ulster Street

Suite 1100

Denver, Colorado 80237

Re:	U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Apartment Investment and Management Company, a Maryland corporation (“AIMCO”), in connection with the offering, from time to time, of certain securities of AIMCO, pursuant to a registration statement on Form S-3 to be filed with the Securities and Exchange Commission on the date hereof (the “Registration”).

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration and such other documentation and information provided to us by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, you have provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of officers of AIMCO (the “Officers’ Certificate”), which relate to, among other things, the actual and proposed operations of AIMCO and each of the entities in which it holds, or has held, a direct or indirect interest (collectively, the “Company”). For purposes of our opinion, we have not independently verified all of the facts, statements, representations and covenants set forth in the Officers’ Certificate, the Registration, or in any other document. In particular, we note that the Company may have engaged in and may engage in transactions in connection with which we have not provided legal advice and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on the representations of AIMCO that the statements, representations and covenants contained in the Officers’ Certificate and the Registration

Apartment Investment and Management Company

February 28, 2020

Statement accurately and completely describe all material facts relevant to such statements, representations and covenants. We have assumed that all such facts, statements, representations, and covenants are true without regard to any qualification as to knowledge, belief, intent, materiality or otherwise. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. We are not aware of any facts inconsistent with such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth, or assumed herein or in the Officers’ Certificate may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) AIMCO and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdictions in which each was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Maryland or of any other state or jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, the Regulations, judicial decisions, and administrative interpretations are subject to change or differing interpretation at any time and, in some circumstances, with retroactive effect. A change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court.

Based on and subject to the foregoing, for U.S. federal income tax purposes we are of the opinion that, commencing with AIMCO’s initial taxable year ended December 31, 1994, AIMCO has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, and its actual method of operation through the date hereof has enabled, and its proposed method of operation will enable, AIMCO to meet the requirements for qualification and taxation as a REIT under the Code.

Apartment Investment and Management Company

February 28, 2020

AIMCO’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements including requirements relating to the sources of its income, the nature of its assets, its distribution levels and the diversity of its stock ownership, and the various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of AIMCO’s operation for any particular taxable year will satisfy the requirements for taxation as a REIT under the Code.

This opinion is furnished to you in connection with the filing of the Registration Statement. This opinion may not be relied upon by anyone else without our prior written consent. We consent to the filing of this opinion as an exhibit to AIMCO’s Current Report on Form 8-K, being filed on the date hereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission. Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP